Gentlemen:

      This letter shall set forth our understanding regarding the letter of intent dated as of October 19, 2000 (the "LOI") between Tampa Bay Financial, Inc. ("TBF") and CDX Corporation ("CDX"). As we discussed, CDX has not been able to fulfill certain of the conditions of the LOI, including without limitation the requirement of Section 3 thereof that the 10-K be filed prior to November 15, 2000. However, that 10-K was filed on November 17, 2000, and the September 30 10-Q shall be filed on or before November 21, 2000. Notwithstanding the foregoing, and in light of certain additional circumstances of which the parties have become aware, TBF is willing to go forward with a modified transaction along the following lines:

     1. Immediately upon execution of this letter agreement, and upon the filing of the SEC reports necessary to make CDX current in its filings, the undersigned shareholders of CDX (the "Schein Group") will transfer to TBF or its designees 3,523,733 shares of common stock of CDX, which they represent constitute approximately 67% of the 4,888,094 then-outstanding shares of CDX stock. In consideration of such transfer, TBF or its designees will deposit in escrow $100,000, which will be released to the selling shareholders upon compliance with all other provisions of this letter agreement. The Escrow Agreement is attached hereto.

     2. TBF understands that CDX is in the process of entering into an asset purchase agreement with Cyber Diagnostics, Inc. ("CDI"), a Rhode Island corporation wholly owned by the Schein Group, to acquire all of the assets of CDX in exchange for the assumption by CDI of all of CDX's liabilities. That transfer shall occur on or before November 22, 2000. Under the terms of that asset purchase agreement, CDX shall be allowed to use the name "CDX" and/or CDX SPIRO 850 CDX 50, CDX BIOSPONSE, and CDX PIOPAIL in connection with the sale of its computerized pulmonary diagnostic equipment and its bio-hazard control products. In the event that CDX decides to change its name, CDX shall assign all its rights to said "CDX" name to CDI. After that closing, CDX shall have no liabilities.

     3. The parties will take such action as is necessary to modify the Board of Directors of CDX, resulting in the removal from office of all the current directors and their replacement with designees of TBF as of November 21, 2000.

     4. CDX will proceed to amend its articles of incorporation to authorize 500 million shares of common stock.

     5. Upon approval of such amendment, in consideration of past services rendered, CDX will issue to one or more of the Schein Group 7,111,906


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shares of common stock pursuant to a registration statement on Form S-8. Of such shares, 6,511,906 will immediately be transferred to the purchasing shareholders hereunder. At such time, the $100,000 escrowed amount described in paragraph 1 above, together with an additional $162,500 will be disbursed to the Schein Group by the Escrow Agent.

     6. The amount disbursed in connection with this transaction shall be reduced by the Schein Group's share of the fees in connection with this transaction of Thomas P. McNamara, P.A., which fees shall not exceed $5,000. Except for that fee, TBF agrees to be responsible for all costs associated with the TBF acquisition of control of CDX (including all amounts due to Nevado Ltd.).

     7. The Schein Group hereby releases CDX from any and all further obligations to them, whether as employees, officers, directors, option holders, warrant holders or in any other capacity.

All notices under this LOI shall be sent the following parties:

If to TBF:  `                       Tampa Bay Financial, Inc.
                                    355 Interstate Blvd.
                                    Sarasota, FL 34240
                                    Attn:  Mr. Carl Smith
                                    941/923-1949; 941/921-2821 (fax)
                                    csmith@tbfcorp.net

With a copy to:                     Thomas P. McNamara, Esq.
                                    Thomas P. McNamara, P.A.
                                    2909 Bay to Bay Blvd., Suite 309
                                    Tampa, Florida  33629
                                    813-837-0727
                                    813-837-1532 fax
                                    tmcnamara@tpmpa.com

If to Company or the                CDX Corporation
Exhibit B Shareholders:             One Richmond Square
                                    Providence, RI 02906
                                    Attn:  Harold I. Schein
                                    401/521-3000; 401/751-3940 (fax)

With a copy to:                     Brendan P. Smith, Esq.
                                    Brendan P. Smith, P.C.
                                    2 Richmond Square, Suite 100
                                    Providence, RI 02906
                                    bpspcri@aol.com



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      If you are in agreement with this arrangement, please indicate your accep-
tance by signing below.

                                    Sincerely,

                                    TAMPA BAY FINANCIAL, INC.


                                    By:/s/ Carl Smith______________________
                                         Carl Smith,
                                          Authorized Representative

ACCEPTED THIS ___
DAY OF NOVEMBER, 2000:

/s/Harold I. Schein
--------------------
Harold I. Schein

/s/Michael Schein
--------------------
Michael Schein

/s/Philip D. Schein
--------------------
Philip D. Schein


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